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                                                                   EX. 12.2


COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND RATIO
OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS


Mellon Bank Corporation (and its subsidiaries)
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
                                                          Three months ended
                                                                March 31,
(dollar amounts in thousands)                                 1995      1994
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
Income before income taxes                                $271,898  $254,881

Fixed charges: interest expense (excluding
  interest on deposits), one-third of rental
  expense net of income from subleases, and
  amortization of debt issuance costs                      101,990    62,926
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      Total earnings (as defined), excluding
        interest on deposits                               373,888   317,807

Interest on deposits                                       205,231   102,000
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      Total earnings (as defined)                         $579,119  $419,807
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Preferred stock dividend requirements (a)                 $ 15,720  $ 25,039
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Ratio of earnings (as defined) to fixed charges:

  Excluding interest on deposits                              3.67      5.05

  Including interest on deposits                              1.89      2.55

Ratio of earnings (as defined) to combined fixed charges and preferred stock dividends:

  Excluding interest on deposits                              3.18      3.61

  Including interest on deposits                              1.79      2.21
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
(a) Preferred stock dividend requirements represent the pretax amounts required to cover preferred stock dividends.



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